Exhibit 3.1

Delaware The First State Page 1 2197526 8100 Authentication: 202505945 SR# 20230152942 Date: 01-17-23 You may verify this certificate online at corp.delaware.gov/authver.shtml I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “IDERA PHARMACEUTICALS, INC.”, CHANGING ITS NAME FROM "IDERA PHARMACEUTICALS, INC." TO "ACERAGEN, INC.", FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF JANUARY, A.D. 2023, AT 11:06 O`CLOCK A.M. AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE SEVENTEENTH DAY OF JANUARY, A.D. 2023 AT 4:59 O'CLOCK P.M. 23-3601-1 C2.5 P7

23-3601-1 C2.5 P8

23-3601-1 C2.5 P9